Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp Announces Retirement of Robert Heller
from Board of Directors

NOVATO, CA – February 28, 2024 – Bank of Marin Bancorp (NASDAQ: BMRC) and Bank of Marin, its wholly owned subsidiary, announce the retirement of Robert Heller from its board of directors effective May 13, 2024. Heller joined both Bank of Marin Bancorp and Bank of Marin boards in 2005.

“It has been a great pleasure to serve on the boards of Bank of Marin and Bank of Marin Bancorp, the preeminent community banking institution of northern California, for the last two decades. During this time, the Bank grew its assets five-fold while maintaining a pristine credit quality and paying consistent dividends to its shareholders,” said Heller. “The Bank showed by its strength and resilience the true value that a local community bank brings to the local economy.”

During his nearly 20-year tenure, Heller invested his time and expertise as a member of the board’s Asset/Liability, Audit, Compensation, and Nominating & Governance committees, and served as chair of the Wealth Management & Trust committee from 2008 until 2021.

“Bob’s leadership and professional experience as an economics professor, member of the Board of Governors of the Federal Reserve System, and a corporate executive brought a unique perspective that provided us sage and sound guidance during the banking crises in 2008 and 2023, and every year in between,” said Willie McDevitt, Chair, Bank of Marin Bancorp. “We are honored to have had Bob’s leadership and friendship during the Bank’s growth over the past 19 years. We wish him well in his retirement and thank him for his years of service.”

Born in Cologne, Germany, Heller earned his bachelor's degree from Parsons College, a master’s degree from University of Minnesota, and his doctorate from University of California, Berkeley. He has served on boards of various business and civic organizations—including chairman of Marin General Hospital—and has authored seven books and hundreds of articles on economics, finance, and business.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $3.8 billion as of December 31, 2023. Bank of Marin has 27 retail branches and eight commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.